EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports October Total Sales of $104.8 Million, an Increase of 6.4%

Warrendale, PA, November 6, 2002 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended November 2, 2002 increased 6.4% to $104.8 million, compared to $98.4 million for the four-week period ended November 3, 2001. Total sales for the period include $5.2 million from the Bluenotes/Thriftys operation, compared to $6.7 million for the corresponding period last year.

Comparable store sales for the American Eagle Outfitters stores declined 2.0% for the October period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 3.5% for the month compared to the corresponding period ended November 3, 2001. Bluenotes/Thriftys comparable store sales declined 23.3% in October compared to last year.

Total sales for the thirteen-week period ended November 2, 2002 increased 3.0% to $374.5 million from $363.7 million for the thirteen-week period ended November 3, 2001. Total sales for the period include $21.7 million from the Bluenotes/Thriftys operation, compared to $29.4 million for the corresponding period last year.

Comparable store sales for the American Eagle Outfitters stores declined 5.2% for the thirteen-week period ended November 2, 2002. Consolidated comparable stores sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 7.0% for the thirteen-week period compared to the corresponding period ended November 3, 2001. Bluenotes/Thriftys comparable store sales declined 27.5% for the period compared to last year.

Total sales for the thirty-nine week period ended November 2, 2002 increased 7.0% to $971.6 million from $907.6 million for the thirty-nine week period ended November 3, 2001. Total sales for the period include $58.0 million from the Bluenotes/Thriftys operation, compared to $70.9 million for the corresponding period last year.

Comparable store sales for the American Eagle Outfitters stores declined 5.0% for the thirty-nine week period ended November 2, 2002. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.2% for the thirty-nine week period compared to the corresponding period ended November 3, 2001. Bluenotes/Thriftys comparable store sales declined 20.6% for the period compared to last year.

After a disappointing August and September, October sales exceeded our expectations. As a result, third quarter earnings per share will be at or slightly above the high end of the $0.31 to $0.34 range, which the Company discussed in its September sales release. While it is still early in the fourth quarter, if current sales momentum continues, there could be upside to the fourth quarter First Call consensus estimate of $0.51.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 687 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third and fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fourth quarter sales and third and fourth quarter financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857